EXHIBIT 99.1

Hi-Tech Pharmacal Reports an 8% Sales Increase and a 44% EPS Increase for the Third Fiscal Quarter Ended January 31, 2006

AMITYVILLE, N.Y. - March 9, 2006 - Hi-Tech Pharmacal Co., Inc. (NASDAQ: HITK) today reported results for the quarter and nine months ended January 31, 2006.

Third Quarter Results
For the three months ended January 31, 2006, the Company reported net sales of $22.9 million, an increase of 8% from $21.2 million for the same period last year. Net income increased 52% to $4.9 million from $3.2 million and fully diluted earnings per share rose to $0.36 compared to $0.25 for the same fiscal quarter last year.

During the quarter ended January 31, 2006, net sales of generic pharmaceutical products were $19.2 million, an increase of 10% compared to $17.4 million for the same fiscal 2005 period.

Sales for the Health Care Products division, which markets the Company’s OTC branded products, increased 13% to $3.0 million for the three months ended January 31, 2006 largely due to sales of the recently acquired Zostrix® line of products.

Sales of Naprelan® totaled $0.7 million, down from $1.1 million in the comparable period the prior year. This is a result of heavier than normal purchases of the 500mg strength at the end of the second quarter in advance of an announced price increase.

Nine Month Results
For the nine months ended January 31, 2006, the Company reported net sales of $59.9 million, an increase of 20% from net sales of $50.0 million for the nine months ended January 31, 2005. Net income increased 46% to $9.4 million or $0.70 per fully diluted share for the nine months ended January 31, 2006 compared to $6.4 million, or $0.49 per share, for the same period ended January 31, 2005.

Generic pharmaceutical product sales were $50.8 million for the nine month period ended January 31, 2006, compared to $41.5 million for the nine months ended January 31, 2005, an increase of 22%. Sales of Naprelan® for the nine months were flat at $1.9 million. The Health Care Products division had net sales of $7.2 million and $6.6 million for the nine months ended January 31, 2006 and 2005, respectively, an increase of 9%.

David Seltzer, President and CEO, commented on the results: “We are pleased with the third quarter results. Strong sales of both recently introduced and core generic products helped offset slower demand for our cough and cold products caused by a relatively mild winter season.”

Hi-Tech currently has eleven products awaiting approval at the FDA. These products target brand sales of over $1.5 billion. In addition to these products awaiting approval at the FDA, Hi-Tech has fifteen products in active development targeting brand sales of over $1.0 billion, including sterile ophthalmic products, oral solutions and suspensions and nasal sprays.

The Company’s management reiterates its belief that net sales will grow between 15% and 20% for Fiscal Year 2006. The Company’s ability to meet the forecast depends on such factors as the timing of new product launches, regulatory approvals, competition, legal proceedings and other market conditions.

Hi-Tech is a specialty pharmaceutical company developing, manufacturing and marketing branded and generic prescription and OTC products. The Company specializes in difficult to manufacture liquid and semi-solid dosage forms and produces a range of sterile ophthalmic, otic and inhalation products. The Company’s Health Care Products Division is a leading developer and marketer of branded prescription and OTC products for the diabetes marketplace.

Forward-looking statements (statements which are not historical facts) in this Press Release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not promises or guarantees and investors are cautioned that all forward-looking statements involve risks and uncertainties, including but not limited to the impact of competitive products and pricing, product demand and market acceptance, new product development, the regulatory environment, including without limitation, the outcome of the SEC staff’s investigation and any conclusions reached by the staff which are adverse to the Company, its officers or directors, reliance on key strategic alliances, availability of raw materials, fluctuations in operating results and other results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. These statements are based on management's current expectations and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward looking statements which speak only as of the date made. Hi-Tech is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information: Hi-Tech Pharmacal Co., Inc.
William Peters, CFO
(631) 789-8228

	Nine Months		Three Months
	01/31/2006	01/31/2005	01/31/2006	01/31/2005
Net sales	$59,943,000	$50,043,000	$22,897,000	$21,169,000
Cost of goods sold	26,588,000	22,793,000	9,390,000	9,521,000

Gross profit	33,355,000	27,250,000	13,507,000	11,648,000

Selling, general, administrative expenses	17,352,000	13,748,000	5,669,000	5,591,000
Research & product development costs	2,264,000	3,738,000	684,000	1,071,000
Contract research (income)	(27,000)	(25,000)	(27,000)
Interest expense	11,000	19,000	1,000	7,000
Interest (income) and other	(1,111,000)	(406,000)	(590,000)	(138,000)
Total	18,489,000	17,074,000	5,737,000	6,531,000

Income before income taxes	14,866,000	10,176,000	7,770,000	5,117,000
Provision for income taxes	5,498,000	3,766,000	2,873,000	1,894,000

Net income	9,368,000	6,410,000	4,897,000	3,223,000

Basic net earnings per common share	$0.79	$0.54	$0.41	$0.27

Diluted net earnings per common share	$0.70	$0.49	$0.36	$0.25

We Weighted average shares outstanding:
Basic	11,867,000	11,919,000	12,031,000	11,723,000
Effect of potential common shares	1,483,000	1,136,000	1,553,000	1,124,000
Diluted	13,350,000	13,055,000	13,584,000	12,847,000

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